Exhibit 3.19

ARTICLES OF INCORPORATION

OF

CallTeleservices, Inc.

The undersigned, an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a business corporation, pursuant to the provisions of the Business Corporation Act of the State of Nebraska.

FIRST:  The corporate name for the corporation (hereinafter called the “corporation”) is CallTeleservices, Inc.

SECOND:  The number of shares the corporation is authorized to issue is 100, all of which are of a par value of $1.00 dollar each and are of the same class and are Common shares.

THIRD:  The street address of the initial registered office of the corporation in the State of Nebraska is 1900 First Bank Building, 233 South 13th Street, Lincoln, Nebraska 68508.

The name of the initial registered agent of the corporation at the said registered office is CSC-Lawyers Incorporating Service Company.

FOURTH:  The name and the address of the incorporator are:

NAME	ADDRESS
Stanley J. Andersen	2121 North 117th Avenue
Omaha, Nebraska 68164

FIFTH:  The purposes for which the corporation is organized are as follows:

To engage in any lawful business.

To have all of the general powers granted to corporations organized under the Business Corporation Act of the State of Nebraska, whether granted by specific statutory authority or by construction of law.

SIXTH:   The duration of the corporation shall be perpetual.

Signed on April 29, 1999.

/s/ Stanley J. Andersen
Stanley J. Andersen, Incorporator